UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 27, 2016

SERITAGE GROWTH PROPERTIES
(Exact name of registrant as specified in its charter)

001-37420	Maryland	38-3976287
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
489 Fifth Avenue, 18th Floor
New York, NY 10017
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 355-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 8.01 Other Events
On December 27, 2016, Seritage Growth Properties (the “Company”) issued a press release announcing that the Company’s subsidiary, Seritage Growth Properties, L.P. (“Seritage”), has executed a non-binding term sheet with ESL Investments, Inc. (“ESL”) pursuant to which Seritage may obtain a new $200 million unsecured term loan facility (the “Facility”) from ESL.  There can be no assurance that the financing will be consummated.
The proceeds of the financing, if effected, would be used, among other things, to fund redevelopment projects and for other general corporate purposes.  The Facility, which is expected to be undrawn at closing, would be subject to minimum draw increments and a maximum draw schedule, each to be set forth in definitive documentation.  The Facility would bear a base interest rate of 6.50% per annum (subject to step up to 8.00% under certain conditions), would mature on December 31, 2017 and would be prepayable at any time without premium or fee.  Financial covenants would include leverage and net worth tests consistent with those included under the Company’s existing mortgage loan facility.  A 0.50% commitment fee would be payable on the maximum principal amount of the Facility at closing.  Seritage would have the right to syndicate the Facility, subject to ESL’s consent (not to be unreasonably withheld or delayed), and an additional 0.50% would be payable if certain syndication thresholds are not met within specified time periods.
The terms of the Facility were approved by the Company’s Audit Committee and the Company’s Board of Directors (with Mr. Edward Lampert recusing himself).
A copy of the news release announcing the Facility is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
99.1 News Release dated December 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

Date: December 27, 2016

/s/ Matthew Fernand
	By:	Matthew Fernand
Executive Vice President, General Counsel and Secretary